Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF URANIUM ROYALTY CORP.

The following discussion and analysis of our financial condition and results of our operations for the years ended April 30, 2026 and 2025 is based upon and should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this Annual Report. This Annual Report contains forward-looking statements that involve risks and uncertainties, including statements respecting our plans, estimates and beliefs and outlook on the markets in which we operate. Our actual results may differ materially from those indicated in forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” and Item 1A. “Risk Factors”.

Cautionary Note Regarding Forward-Looking Statements

This Annual Report on Form 10-K includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that relate to our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, liquidity, business strategy, acquisition strategy, integration plans, market outlook, commodity prices, royalty interests, land and mineral interests, indebtedness and other information that is not historical information.

Forward-looking statements can often be identified by the use of terminology such as “believe,” “anticipate,” “plan,” “target,” “expect,” “intend,” “estimate,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” “seek,” “aim,” “potential,” “opportunity,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy, plans or intentions. In addition, any statements that refer to expectations, beliefs, plans, projections, objectives, performance, prospects, opportunities, assumptions or other characterizations of future events or circumstances are forward-looking statements.

Forward-looking statements in this Annual Report include, but are not limited to, statements about:

●	our business strategy, including our strategy to acquire and manage uranium royalty, streaming and other interests, physical uranium holdings and other investments with exposure to uranium and related markets;

●	our expectations regarding the integration of the Sweetwater Entities and the Sweetwater Assets following completion of the Arrangement;

●	our ability to realize the anticipated strategic, financial, operational and diversification benefits of the Arrangement and the Sweetwater Acquisition;

●	expected revenues, cash flows or other benefits from the Sweetwater Assets, including royalty and related payment interests associated with soda ash, trona, mineral, surface, lease and related assets;

●	future uranium, soda ash and other commodity prices, market conditions, supply and demand dynamics and related impacts on our business;

●	production, sales, development, expansion, permitting, regulatory compliance, transportation, logistics and other activities of third-party operators of properties underlying our royalty, stream, mineral, surface, lease and related interests;

●	our ability to maintain, enforce and benefit from royalty-bearing lease agreements, license agreements, mineral interests, surface interests and other contractual arrangements;

●	our expectations regarding future acquisitions, investments, financing activities and capital allocation;

●	our liquidity, capital resources, cash requirements, indebtedness, debt service obligations, financial flexibility and ability to comply with covenants under debt arrangements;

●	our ability to obtain financing on acceptable terms or at all;

●	our expectations regarding regulatory, tax, legal, accounting and public company reporting matters, including the integration of the Sweetwater Entities into our internal control over financial reporting and disclosure controls and procedures;

●	the potential impacts of inflation, interest rates, recessionary conditions, geopolitical developments, sanctions, trade restrictions and other macroeconomic factors on our business, counterparties, commodity markets and financial condition; and

●	other statements described in this Annual Report under “Item 1. Business,” “Item 1A. Risk Factors,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Annual Report.

These forward-looking statements are based on our opinions, estimates and assumptions in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we currently believe are appropriate and reasonable in the circumstances. These assumptions include, among others, assumptions that:

●	uranium, soda ash and other commodity market conditions will develop as anticipated;

●	the Arrangement and the Sweetwater Acquisition will provide the strategic, financial, operational and diversification benefits currently expected;

●	we will be able to integrate Sweetwater and the Sweetwater Assets into our business in the expected time frame and without material unanticipated costs, liabilities or disruptions;

●	third-party operators of properties underlying our royalty, stream, mineral, surface, lease and related interests will continue to conduct operations, maintain permits and regulatory approvals, comply with applicable laws and perform under applicable agreements;

●	royalty-bearing lease agreements, license agreements and other contractual arrangements will remain valid, enforceable and in good standing;

●	our counterparties, lessees, operators, lenders, service providers and other third parties will perform their obligations as expected;

●	we will be able to service our indebtedness and comply with applicable covenants and restrictions;

●	any additional financing required by us will be available on acceptable terms or at all;

●	applicable laws, regulations, permitting regimes, tax rules, sanctions, trade restrictions and accounting standards will not change in a manner that materially adversely affects our business; and

●	we will not experience material adverse effects from operational disruptions, cybersecurity incidents, litigation, environmental matters, labor disputes, supply chain disruptions, geopolitical events or other risks affecting our business or the properties and operators underlying our interests.

Despite a careful process to prepare and review the forward-looking statements contained in this Annual Report, there can be no assurance that the underlying opinions, estimates and assumptions will prove to be correct.

Forward-looking statements are necessarily based on a number of opinions, estimates and assumptions that we considered appropriate and reasonable as of the date such statements are made. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results, level of activity, performance, achievements, prospects or opportunities to be materially different from those expressed or implied by such forward-looking statements, including, but not limited to, the risks and uncertainties described under “Item 1A. Risk Factors” and elsewhere in this Annual Report. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements.

These factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this Annual Report. Although we have attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors not presently known to us or that we presently believe are not material that could also cause actual results or future events to differ materially from those expressed or implied by such forward-looking statements. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements.

Accordingly, readers should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The forward-looking statements contained in this Annual Report represent our expectations as of the date of this Annual Report, or as of the date they are otherwise stated to be made, and are subject to change after such date. Except as required by applicable law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

General

Our operations principally consist of the acquisition and management of royalty interests. Royalties are non-operating interests in mining projects that provide the right to revenue or minerals produced from the project after deducting specified costs, if any. Additionally, we generate revenue from the buying and selling of physical uranium inventory, generate lease bonus revenue by leasing certain mineral interests to third-party operators, earn surface revenue from surface use leases and easement payments and earn annual rental revenue from land rental payments.

We do not conduct mining operations on the properties in which we hold royalty interests, and we generally are not required to contribute to capital costs, exploration costs, environmental costs or other operating costs on those properties.

We are continually reviewing opportunities to grow our portfolio, whether through the creation or acquisition of new or existing stream or royalty interests or other acquisition activity. We generally have acquisition opportunities in various stages of review. Our review process may include, for example, engaging consultants and advisors to analyze an opportunity; analysis of technical, financial, legal, and other confidential information of an opportunity; submission of indications of interest and term sheets; participation in preliminary discussions and negotiations; and involvement as a bidder in competitive processes.

Mineral Prices

The market price for uranium and soda ash will have an impact on our revenues and results of operations. The following table summarizes the average uranium and soda ash price for the periods indicated.

	URC
Period	Average Price of U3O8 ($/pound)(1)	Percentage of Revenue(2)
Year ended April 30, 2026	79.00	100%
Year ended April 30, 2025	77.36	100%

	Sweetwater
Period	Average Price of Soda Ash ($/short ton)(3)	Percentage of Revenue(4)
Year ended December 31, 2025	142.34	88%
Year ended December 31, 2024	151.83	92%

(1)	Source: Average over the period of the Historical Month-End Uranium Prices published by UxC LLC.
(2)	Represents revenue from physical uranium sales and royalty as percentage of Uranium Royalty Corp.’s total revenue for the year ended April 30, 2026 and 2025, respectively.
(3)	Source: Weighted average realized price per ton FOB Wyoming, compiled from monthly operator royalty statements.
(4)	Represents royalty revenue as percentage of Sweetwater Royalties’ total revenue for year ended December 31, 2025 and 2024, respectively.

Selected 2026 Highlights

In the year ended April 30, 2026, we:

●	acquired a 2.0% gross revenue royalty on the Aberdeen project, located in Nunavut, Canada, from Forum Energy Metals Corp. (“Forum”). The purchase price paid by the Company under the transaction was C$1.0 million in cash;

●	sold 2,250,000 pounds of U3O8, generating $186.8 million of revenue from sale of uranium inventory; revenue less cost of sales of uranium inventory, excluding depletion was $57.1 million.

●	received from Orano the royalty payment related to the production from the McArthur River mine for calendar year 2025 by delivering 13,618 pounds of U3O8 to the Company’s storage account at Blind River in Canada;

●	acquired 1,456,028 units in Sprott Physical Uranium Trust (“U.UN”) for cash consideration of $25.0 million in a public offering, and subsequently disposed these shares for cash consideration of $26.6 million and recognized a change in fair value in short-term investments in an aggregate of $1.8 million in net gain; and

●	realized total net proceeds of approximately $52.9 million under the ATM Program (as defined below).

Subsequent to our financial year ended April 30, 2026, we completed the Arrangement to combine Uranium Royalty Corp. (Canada) with the Sweetwater Interests under the Company pursuant to the Plan of Arrangement and in accordance with the Arrangement Agreement. With connection with the Arrangement, we issued 223,252,749 shares of our common stock (at a deemed value of $3.64 per share) and paid $330 million in cash to the Sweetwater Investors for their contribution of the Sweetwater Interests and we issued 153,957,874 shares of our common stock, and ExchangeCo issued 3,856,695 Exchangeable Shares, to shareholders of Uranium Royalty Corp. (Canada), or the Trustee on behalf of such holders, issued two non-voting preferred shares of Uranium Royalty Corp., and assumed options exercisable for 1,538,150 shares of common stock to complete the Arrangement.

Physical Uranium

As of April 30, 2026, the Company held 593,255 pounds of U3O8 at a weighted average cost of $57.65 per pound. As of April 30, 2025, the Company held 2,729,637 pounds of U3O8 at a weighted average cost of $59.73 per pound.

Subsequent to April 30, 2026, the Company sold 593,255 pounds of U3O8 at a weighted average price of $85.91 per pound for cash consideration of $51.0 million.

This weighted average realized sale price of $83.03 per pound compares favorably to the average prevailing spot price for U3O8 of approximately $79.00 per pound over the same period, as reported by independent industry pricing sources, and represents a realized gain of approximately $25.38 per pound over the Company’s weighted average cost of $57.65 per pound for the U3O8 sold.

At-the-Market Offering

On August 20, 2025, Uranium Royalty Corp. (Canada) entered into an equity distribution agreement with a syndicate of agents for an at-the-market equity distribution program (the “ATM Program”), for the distribution of up to $54.0 million (or the equivalent in Canadian dollars) of common shares in the capital of Uranium Royalty Corp. (Canada). The shares sold under the ATM Program were qualified by a prospectus supplement dated August 20, 2025 to a base shelf prospectus dated August 5, 2025. We realized total gross proceeds of approximately C$74.5 million ($54.0 million) under the ATM Program. The ATM Program terminated in accordance with its terms upon reaching the maximum distribution amount under the equity distribution agreement.

Selected Asset Updates

The following is a summary of selected recent developments announced by the operators of the properties underlying certain of our royalties. Please see “Item 1. Business”.

Cigar Lake

We hold a sliding scale 10% to 20% NPI royalty on a 3.75% share of overall uranium production, derived from Orano’s current 40.453% production interest in the Waterbury Lake / Cigar Lake Project located in Saskatchewan, Canada. As a profit-based NPI interest, the Company’s royalty on this project is calculated based upon generated revenue, with deductions for certain expenses and costs, which include cumulative expense accounts, including development costs. As such and given the significant amount of expenditures made in developing the existing operations at the Cigar Lake mine, the Cigar Lake royalty will only generate revenue to the Company after these significant cumulative expenses are recovered.

In a news release dated May 1, 2025, Cameco reported its financial and operational results for the first quarter of 2025. It stated that it expects 18 million pounds of production at Cigar Lake operations in 2025.

In a news release dated February 13, 2026, Cameco reported its financial and operational results for the fourth quarter and year ended December 31, 2025. It reported 19.1 million pounds of production at Cigar Lake operations in 2025 (16.9 million pounds in 2024).

It further stated in its management’s discussion and analysis for the year ended December 31, 2025 (“Cameco Q4 2025 MD&A”), that production exceeded the planned forecast as a result of higher productivity and ability to temporarily adjust annual mine production to make up for past annual production shortfalls. Cameco stated that production outlook at Cigar Lake operations for 2026 is between 17.5 million and 18 million pounds (100% basis), and that major capital expenditures in 2026 include construction of a freeze pad, freeze distribution and underground infrastructure for the Cigar Lake extension.

Cameco reported that underground mine development continued in 2025, having completed development of one production crosscut in the western portion of Cigar Lake Main (“CLMain”) and continued development of one production crosscut in the eastern portion of CLMain. Development also continued for access to the Cigar Lake Extension (“CLExt”) orebody on both 480 and 500m level. Cameco stated that it plans to continue production and development activities in CLMain, as well as development drifts to access CLExt in alignment with the long-term mine plan. Cameco stated that it expected to continue earthworks and construction of surface services to support the expansion of freezing activities required for future production from CLExt.

In a news release dated May 5, 2026, Cameco reported its financial and operational results for the first quarter of 2026. It stated that total packaged production from Cigar Lake operations was 4.9 million pounds for the quarter (5.0 million pounds in first quarter of 2025), and reiterated production guidance of 17.5 to 18.0 million pounds (100% basis) in 2026.

In a news release dated June 1, 2026, Cameco announced that it and Orano reached an agreement with TEPCO Resources Inc. (“TEPCO”) to acquire TEPCO’s 5% participating interest in the Cigar Lake joint venture. Upon closing, Cameco’s ownership stake in the Cigar Lake uranium mine in northern Saskatchewan will increase by 2.871 percentage points to 57.418%, while Orano’s share will rise by 2.129 percentage points to 42.582%. In a news release dated July 2, 2026, Cameco announced the closing of that transaction.

In a news release dated July 1, 2026, Cameco announced that it had temporarily suspended operations due to challenges at Orano’s McClean Lake mill, where Cigar Lake ore is processed. Orano’s McClean Lake mill has encountered operational challenges with its sulfuric acid plant that caused it to shut down in order to repair the issue. With limited ore storage capacity at Cigar Lake, Cameco temporarily suspended mining activities until sufficient acid was available to allow milling to resume at McClean Lake. In a news release dated July 14, 2026, Cameco announced that Cigar Lake had resumed production with the resumption of operations at the McClean Lake mill. Cameco indicated that the production outlook for Cigar Lake was not impacted by the temporary suspension of operations.

McArthur River

We hold a 1% GORR royalty on a 9.063% share of uranium production derived from Orano’s current 30.195% production interest in the McArthur River operations and mine on the McArthur River property located near Toby Lake in northern Saskatchewan. The royalty payor is Orano. The royalty includes an option for the holder to receive physical uranium as payment thereunder and does not apply to the entirety of the project lands.

In a news release dated February 13, 2026, Cameco reported its financial and operational results for the fourth quarter and year ended December 31, 2025. It reported 15.1 million pounds (100% basis) of production at McArthur River operations in 2025 (20.3 million pounds in 2024).

In the Cameco Q4 2025 MD&A, Cameco disclosed that planned production was not achieved due to a shortfall in mine production and that the McArthur River mine was unable to fully mitigate the impacts of the delayed development and ground freezing in new mining zones. Cameco further stated that the mine’s performance was also impacted by availability of equipment and certain workforce skills. Underground exploration at McArthur River continued in 2025 with the focus areas being in-fill drilling of zones A and B, as well as surface exploration drilling on northern brownfield drill targets.

Cameco forecasted that it plans to produce between 14.0 and 16.5 million pounds of U3O8 (on a 100% basis) at McArthur River in 2026. Cameco stated that the production rate is currently constrained by limited ore feed supply as a result of delays in new mining areas at McArthur River. Cameco disclosed that, in 2026, Cameco expects to bring Zone 1 into production, which it expects will improve the number of mining fronts available. In addition, Cameco disclosed that it will continue to advance Zone 4 south development while adding to the mine workforce and replacing mobile equipment. Cameco disclosed that, in 2026, McArthur River is scheduled to transition into two new mine areas within Zone 1 and the Zone 4 clay area. The risk of unforeseen challenges during the development of these areas could impact the mine’s production schedule. The impact would depend on the magnitude of the delay and the mine’s ability to replace production from alternative mining areas Cameco states they are addressing aging infrastructure and potential bottlenecks at Key Lake and the advancement of freezing at McArthur River to ensure reliability and sustainability. Cameco further disclosed that, in the third quarter of 2026, the annual maintenance shutdown at Key Lake will begin, which will include the installation of new infrastructure and repairs to major existing infrastructure. As a result of this work, the shutdown is expected to be longer than previous years.

In its management’s discussion and analysis for the three months ended March 31, 2026, Cameco disclosed total packaged production from McArthur River and Key Lake was 5.0 million pounds (100% basis) compared to 4.6 million pounds in the first quarter of 2025. Cameco continues to expect production of 14.0 to 16.5 million pounds (100% basis) in 2026. Cameco also disclosed that a new collective agreement with the United Steelworkers Local 8914 was reached in April 2026, for a 3-year term, expiring in December 2028.

Subsequent to March 31, 2026, Cameco announced that flooding in northern Saskatchewan caused a partial collapse of the Smoothstone River Bridge, located on the primary route used to transport supplies to the McArthur River mine and Key Lake mill. As a result of the disruption and restrictions affecting an alternative roadway, Cameco temporarily halted production activities at Key Lake and reduced activities at McArthur River on May 10, 2026.

On May 27, 2026, Cameco announced that full production activities had resumed at both operations after sufficient critical operating materials were delivered using a secondary route. Cameco stated that the disruption did not affect its 2026 production plan for the McArthur River/Key Lake operation and that its 2026 production outlook remained unchanged. However, Cameco noted that continued spring thawing and precipitation could result in further road restrictions and delays in delivering critical operating materials.

Langer Heinrich

We hold a royalty comprised of a PR of A$0.12 per kilogram of yellowcake (U3O8) produced from the Langer Heinrich Mine and sold by Paladin Energy Ltd. and Paladin Energy Metals Ltd.

Paladin stated in its Annual Report for the fiscal year ended June 30, 2025, total production for the fiscal year of 3.0 million pounds of U3O8 and an average plant overall recovery rate of 84%. Mining of new ore started in April, with blending commencing with previously stockpiled material. Paladin further stated an average cost of production of US$40.20 / lb. U3O8 and total sales of 2.7 million pounds of U3O8 for the fiscal year. Drilling, blasting, and load-and-haul operations have progressed steadily, with additional benches opened to support consistent ore delivery to the Run-of-Mine pad. Paladin further stated that, while a new fleet of mining equipment has been deployed to the site for initial mining activities, additional mobile mining equipment will be progressively delivered to support full-scale mining by the end of FY2026. Tailings Storage Facility 6 was completed on schedule and brought online in late June, providing additional capacity to support the ongoing ramp-up of production.

In a news release dated April 17, 2026, Paladin provided an operation and guidance update for the Langer Heinrich Mine. It stated that ramp-up and transition to full mining operations progressed well during the first nine months of Paladin’s financial year ended 2026, citing a combination of successful mobilization of the mining fleet, improved feed grade and high recovery rates from the processing plant, and provided revised 2026 guidance of 4.5 to 4.8 million pounds (up from previous guidance of 4.0 to 4.4 million pounds). Paladin further stated that the capital and exploration expenditure guidance range has been reduced to US$15M to US$17M (previously US$26M – US$32M) due to reprioritization and deferral of capital and exploration expenditure. The revised guidance is based on current operating conditions and assumptions and may be impacted by disruptions arising from current geopolitical events. Paladin is closely monitoring the potential impact of these events.

In a news release dated April 22, 2026, disclosing Paladin’s Quarterly Report for the quarter ended March 31, 2026, Paladin stated production of 1.29Mlb U3O8, up 5% from the previous quarter, driven by strong processing plant performance. Paladin disclosed that mining activities at the mine continued to ramp up during the quarter, with delivery and commissioning of the remaining mining fleet completed, and drilling, blasting and load-and-haul was concentrated in the G pit. Paladin further disclosed total mined material was up 12% from the previous quarter, and crusher throughput reflected continued processing of ore from the remaining previously mined MG3 stockpile and lower benches of the G pit. Paladin has reported that the Langer Heinrich Mine produced 1.29 million pounds U₃O₈ for the quarter, driven by strong processing plant performance, and that ramp-up remains on track for completion by the end of 2026.

Paladin announced in its quarterly report for the period ending June 30, 2026 that the ramp-up of production at the Langer Heinrich Mine was successful, with 1.23 Mlbs of U3O8 produced in the quarter and a total of 4.82 Mlbs of U3O8 produced in fiscal year 2026. Paladin further stated that sales in the quarter totaled 1.35 Mlbs at an average realized price of US$70.60/lb U3O8, with fiscal year 2026 sales totaling 4.35 Mlbs. In a news release dated July 22, 2026, Paladin states that fiscal year 2027 production is expected to range between 5.1 - 5.6 Mlbs U3O8, supported by the completion of the mining ramp-up and increased availability of primary mined ore. Planned maintenance shutdowns in the September and December 2026 quarters are expected to impact production in the first half. Higher production is expected in the second half of fiscal year 2027 as higher-grade ore feed to the processing plant increases. Cost of production is expected to be between US$44/lb and US$48/lb, trending towards the upper end of the guidance range in the first half of fiscal year 2027 due to lower anticipated production and additional costs associated with planned maintenance during the period. As result of the depletion of the previously mined MG3 stockpile in fiscal year 2026, all ore processed in fiscal year 2027 will be sourced from the mine, at longer haul distances than in fiscal year 2026.

Lance

We hold two royalties on portions of the Lance Project: (a) a 4.0% gross income royalty from certain portions of the Lance Project (the “4% Lance Royalty”); and (b) a 1% GRR interest that covers the entirety of the current permitted Ross Project Area, Kendrick Project Area and Barber Project Area (the “1% Lance Royalty”). The 4% Lance Royalty is equal to 4.0% of the gross income from the underlying property without any deduction, provided that such royalty cannot exceed 7% of the gross income from the underlying property when combined with royalties paid to the State of Wyoming. The 4% Lance Royalty does not apply to the entire Lance Project area. The Company believes that this royalty currently applies to approximately 5,586 acres of an estimated 67,500 permit acres or 8% of the currently proposed permitted area. The aggregate surface and minerals rights disclosed by Peninsula in its quarterly report for the period ended March 31, 2024, is 51,449 acres. The Company believes that the area subject to the 4% Lance Royalty represents approximately 11% of such aggregate acreage. The 1% Lance Royalty is applicable to all uranium and related minerals from the Lance Project area and the royalty is calculated based on gross sales proceeds, with no deductions for costs or expenses.

Peninsula stated in its Annual Report for the fiscal year ended June 30, 2025, that construction had progressed and commissioning had commenced of modifications and expansions (capacity and functionality) of its ISR process plant at the Lance project, with capacity to process up to 5,000 gallons per minute of uranium rich lixiviant through ion exchange columns with the ability to produce up to 2.0 million pounds per annum of dried yellowcake (U3O8) product. The process plant is licensed to process up to 7,500 gallons per minute of uranium rich lixiviant through ion exchange columns and to produce up to 3.0 million pounds per annum of U3O8. Toward the end of 2024, Peninsula commenced commissioning activities within Phase II, culminating in, post the end of the year, approval from the Wyoming Uranium Recovery Program in August 2025 to commence operations in Phase II and the announcement by Peninsula in September 2025 of the production of first yellowcake. The primary focus for wellfield development during the year was the completion of modification works in Mine Units 1 and 2 and completion of wellfield development of header houses 11, 12 and 13 in Mine Unit 3. Development of Mine Unit 3 marked the first wellfield development at Lance designed for low pH leach chemistry. In October 2024, the Company received approval from the Wyoming Uranium Recovery Program to commence pre-conditioning activities and wellfield operations on header houses constructed within MU-3. In addition to the work in Mine Unit 1, Mine Unit 2 and Mine Unit 3, substantive wellfield development activity was progressed in Mine Unit 4, with commencement of wellfield preconditioning for the first header house in Mine Unit 4 scheduled for the first half of the 2026 financial year.

Peninsula further stated in its Annual Report that in May 2025, the WDEQ, Land Quality Division issued an approved amendment to the Permit to Mine expanding the authorized mine permit area to include the Kendrick Project Area at Lance. The WDEQ also approved an amendment to the existing Source Materials License to enable the future processing in the Lance CPP of uranium extracted from the Kendrick Project Area. At the time of announcing the WDEQ approvals, Peninsula also announced that the Underground Injection Control Program Aquifer Exemption request for the proposed injection zone of the Kendrick Project Area had been approved by the U.S. Environmental Protection Agency Region 8, based on the review of information provided by the WDEQ.

Peninsula further stated in its Annual Report that in January 2025, Peninsula commenced a comprehensive review of the Lance Project, with the review required due to the lower than targeted flow rates being experienced from Mine Unit 3 and delays to the completion of the construction and commissioning of CPP Phase II. Peninsula revised their production guidance to 0.4 to 0.5 million pounds of U3O8 in calendar year 2026 and 0.5 to 0.6 million pounds of U3O8 in 2027. Peninsula also terminated five of their six legacy long-term contracts for the supply and delivery of uranium resulting in termination payments to customers of US$6.6 million.

In Peninsula’s Half Year report for the six months ended December 31, 2025, Peninsula disclosed a total of 7,318 pounds of U3O8 captured on resin in fiscal year 2025 and a further 7,470 pounds captured on resin in the six-month period covered by the half year report, with a total of 3,000 pounds of U3O8 drummed.

In a news release dated February 19, 2026, disclosing Peninsula’s operational progress and CPP commissioning update, Peninsula announced that they had identified an issue where the dual precipitation circuits at the Lance CPP, which are used in the final stages of dried yellowcake production, were temporarily offline because of incorrect installation by the EPC contractor.

In news release dated April 9, 2026, Peninsula announced that the Lance CPP had successfully recommenced uranium precipitation and dried yellowcake production following the completion of rectification work on the precipitation circuit. Peninsula disclosed that the replacement agitator assemblies have been installed and successfully commissioned in both precipitation tanks, restoring full circuit functionality and further confirmed production guidance at 0.4 to 0.5 million pounds of U3O8 production for the 2026 calendar year.

In a news release dated July 22, 2026, Peninsula withdrew its calendar year 2026 guidance for production, due to slower-than-anticipated ramp-up, largely related to reduced flow rates. The flow rate issues center primarily around gas production in the wellfield, which plugs pore space and reduces hydraulic performance. Peninsula view the challenges as operational rather than fundamental, and that the effectiveness of the low-pH ISR process remains viable. Peninsula presented a table indicating a range of production scenarios in 2026, ranging from 150,000 pounds to 290,000 pounds U3O8, depending on Average Flow Rate and Average Net Head Grade. They did not adjust guidance for 2027, confirming production of 500,000 to 600,000 pounds U3O8 for calendar year 2027.

Roughrider

We hold a 1.9766% NSR royalty on the Roughrider project located in Saskatchewan, Canada, payable pursuant to the interest that UEC or any of its subsidiaries, assignees or successors holds from time to time in the underlying property.

On November 5, 2024, UEC released an updated technical report summary for the Roughrider project titled “S-K 1300 Initial Assessment Report - Roughrider Uranium Project, Saskatchewan, Canada” (the “Roughrider Initial Assessment Report”). The report has an issue date of November 5, 2024, and is available under UEC’s profile at www.sec.gov. The Roughrider Initial Assessment Report included an updated mineral resource for the Roughrider project and provides total estimated initial capital cost for the design, construction, installation and commissioning of the project.

In a news release dated June 9, 2026, UEC disclosed that, as part of its planned pre-feasibility study at the Roughrider project, UEC has completed 80% of the planned drilling for a 35,000-meter conversion core drilling program, including resource targets across the West Zone, East Zone and Far East Zone. UEC further disclosed that process flow diagrams, mass and water balance drawing and process equipment lists have been completed, and it has provided an electrical load list and a transmission interconnection service request to SaskPower for a Definition Phase Agreement connecting high-voltage power to the Roughrider Project.

Aberdeen

We own a 2.0% GRR uranium royalty on the Aberdeen Project located in Nunavut, Canada. Geiger Energy Corp. (“Geiger”) may buy back one quarter (0.5%) of the royalty upon payment to us of C$1,000,000 for a period of six months following the announcement of a successful pre-feasibility study. This option expires May 27, 2032.

On February 17, 2026, Geiger announced final geochemical results from the 2025 drill program on the Aberdeen project. Positive results were returned from each of the drilling areas tested, with a highlight on the Loki area, which returned anomalous uranium enrichment exceeding 100 ppm in some geochemical samples.

In a news release dated March 23, 2026, Geiger reported that it had launched preparations to begin a 10,000 meter summer drill program in June, designed to target the positive results at Loki and further expand the Tatiggaq mineralized zone.

In a news release dated June 1, 2026, Geiger announced completion of its supply mobilization and, as disclosed in a news release dated June 29, 2026, Geiger started its summer drill program on the Aberdeen Project.

Church Rock

We own two royalties on the Churchrock Project, which forms part of the larger Churchrock property located in New Mexico, USA. The first is a 4.0% net returns royalty with net returns calculated based on the gross value received by the payor from the sale of ores, metals, minerals and materials from the property, less certain specified deductions for transportation, insurance, storage, sale, tolling and refining costs and any governmental royalties that are paid in respect of such production. The second is a 6% mine price royalty, with the mine price calculated as the value of U3O8 eventually mined/recovered, processed, and sold from the royalty area, considering the costs of transportation and potentially additional costs such as insurance, storage, and other costs required to finalize sale of the product at the point of sale.

In a news release dated June 2, 2025, Laramide announced that the Crownpoint-Churchrock project had been designated under Title 41 of the Fixing America’s Surface Transportation Act by the Federal Permitting Improvement Steering Council, potentially streamlining its federal review process.

In a news release dated June 16, 2026, Laramide reported that the New Mexico Environment Department advanced its DP-2004 Groundwater Discharge Permit application for the Churchrock-Crownpoint ISR Uranium Project to the public notice phase of the permitting process. The proposed permit application supports the development of an ISR uranium recovery operation at Churchrock Section 8 and includes authorization for the use of a groundwater-based lixiviant solution to facilitate uranium recovery.

Dawn Lake

We own a sliding scale 10% to 20% NPI on a 7.5% share of overall uranium production from the Dawn Lake Project lands, located in Saskatchewan, Canada.

In the Cameco Q4 2025 MD&A, Cameco disclosed that the Brownfields and advanced exploration activities carried out in Saskatchewan in 2025 were primarily focused on advanced exploration on the Dawn Lake project. On the LaRocque Lake corridor of the Dawn Lake project, located approximately 45 km northwest of the Rabbit Lake operation, Cameco’s 2025 exploration drilling continued to expand the footprint of known uranium mineralization with additional high-grade mineralized intercepts. Cameco further states that, although the deposit remains at an early stage of exploration, the results to date are comparable to those of other mines and known deposits in the Athabasca Basin.

Dewey-Burdock

We own two royalties on the Dewey-Burdock Project located in South Dakota, USA. The first royalty is equal to 30% of net proceeds received by the payor from the sale of minerals, less certain deemed production costs (the “Dewey-Burdock 30% NPR”). The Dewey-Burdock 30% NPR does not apply to the entire Dewey-Burdock Project area. The second royalty is equal to between a 2% and 4% production royalty determined by the market price at the time of production (the “Dewey-Burdock Sliding Scale Royalty”). The Dewey-Burdock Sliding Scale Royalty does not apply to the entire Dewey-Burdock Project area. Between the royalty coverage of the Dewey-Burdock 30% NPR and the Dewey-Burdock Sliding Scale Royalty, our royalty interest covers approximately 34% of the total permit area.

For further information regarding the estimate and preliminary economic assessment, please refer to the S-K 1300 technical report summary titled “Dewey Burdock Project, South Dakota, USA, S-K 1300 Technical Report Summary” with an effective date of October 8, 2024, and available under its profile at www.sec.gov.

In a news release dated September 2, 2025, enCore announced that the Dewey-Burdock project had been approved for inclusion in the Fast-41 Program by the U.S. Federal Permitting Improvement Steering Council. In its quarterly report for the quarter ended December 31, 2025, enCore disclosed that they continue to work with federal and state regulators to complete the necessary approvals for the project. Based on the current status of the permitting process and development planning, enCore expects construction activities to commence within the next 18 months, following completion of the remaining regulatory milestones.

In a news release dated June 18, 2026, enCore announced that the BLM has issued a final decision and approved the Dewey-Burdock project, authorizing enCore to commence infrastructure construction for the Dewey-Burdock ISR project. enCore disclosed that the BLM has authorized construction of an initial ancillary infrastructure on approximately 240 acres of BLM-managed public land within the larger 10,580 acre Dewey-Burdock project lands.

In a news release dated June 22, 2026, enCore announced that the NRC issued an Environmental Assessment followed by a Finding of No Significant Impact in support of the Dewey-Burdock project’s 20-year Source Materials License, currently in Timely Renewal status. The NRC safety evaluation review is the final step in the process to renew the NRC Source Materials License. enCore has provided all information and material under the existing NRC license for consideration of this final step.

Energy Queen

We own a 1% GVR royalty on the production of uranium- or vanadium- bearing ores, yellowcake and black flake produced from uranium/vanadium ore and all other mineral products and all by-products mined or extracted from the Energy Queen Property, less costs of weighing, sampling, assaying, and analysis, sales brokerage costs, allowable transportation costs, and any allowable taxes where applicable. The royalty covers Utah State mineral lease ML-49313, covering 483.58 acres, and the Buck#1, Jude#1, and Jude#2 mining leases, covering a total of 61.98 acres combined. The royalty currently applies to approximately 546 acres, or approximately 6%, of the overall La Sal Project area.

In December 2025, Energy Fuels reported that development work was continuing at the fully permitted and substantially developed Energy Queen mine in preparation for future mining. In June 2026, Energy Fuels reported that it had assessed the existing headframe, hoist and other infrastructure and commenced the upgrades required to begin mine rehabilitation in 2027.

Michelin

We own a 2.0% GRR on uranium recovered from the Michelin Project located in Newfoundland, Canada, calculated based on the actual proceeds of sales of uranium, without deductions.

In its annual report for the year ended June 30, 2025, Paladin stated that the winter drilling program at the Michelin Project was conducted within a reduced radius from the Michelin deposit. This focus was part of a strategy to enhance the future operational potential of the project by locating mineralization areas within a reasonable operational distance of each other. The results from this program will be used as the basis for planning future drilling programs.

Roca Honda

We own a 4.0% GVR royalty from the sale of U3O8 produced from a portion of the Roca Honda Project, located in New Mexico, USA. The Roca Honda Royalty is subject to the right of the payor to purchase the royalty for US$5 million at any time prior to the first royalty payment becoming due thereunder. The Roca Honda Royalty does not apply to the entire project area for the Roca Honda Project. The Company believes that the royalty currently applies to approximately 640 acres, or approximately 14% of the current project area.

Energy Fuels stated in its Form 10-K for the fiscal year ended December 31, 2025, that Energy Fuels plans to continue to advance permitting and development on the Roca Honda project. In November 2025, Energy Fuels submitted a revised Plan of Operations to the United States Forest Service. A revised Draft Environmental Impact Study (“EIS”) is expected to be completed during 2026 with a Final EIS and Record of Decision scheduled to be completed in 2027.

Russell Lake/Wheeler North/Getty East

We own a 1.9766% NSR royalty on the Russell Lake, Wheeler North, and Getty East Projects, payable pursuant to the interest that Skyharbour, Denison or any of their subsidiaries, assignees or successors holds from time to time in the underlying property. The Company believes that its royalty applies to 23 of the 26 claims that currently comprise the three exploration projects.

In a news release dated December 16, 2025, Skyharbour announced that it had completed the acquisition of Rio Tinto Exploration Canada Inc.’s (“RTEC”) remaining 42.3% minority interest in the Russell Lake project.

In a news release dated December 17, 2025, Skyharbour announced closing of a definitive repurchase agreement with Denison to subdivide the Russell Lake and Russell Lake South projects into three separate Joint Venture projects, the Russell Lake, Wheeler North, and Getty East projects. Skyharbour retained 80% interest in Russell Lake, 51% interest in Wheeler North, and 70% interest in Getty East. Denison could then earn up to a 70% interest in the Wheeler North and Getty East projects through option agreements. Denison paid a combined total project consideration of up to CAD $61.5 million consisting of cash payments to Skyharbour totaling $10.0 million, additional consideration of $8.0 million payable in cash and shares before the end of 2025, and expenditures and cash payments totaling up to $43.5 million for Denison to acquire between a 20% and 70% ownership interest over seven years in the claims making up the previous Russell Lake project, with Skyharbour owning the remaining interests.

In a news release dated January 22, 2026, Skyharbour announced that 15,000 meters of exploration drilling was planned across the Wheeler North, Russell Lake, and Getty East Joint Venture projects.

In a news release dated March 9, 2026, Skyharbour announced that Denison had commenced the 2026 winter drill program on the Wheeler North project, with 2,500 meters of diamond drilling planned in the winter of a total 7,500-meter exploration drilling program.

In a news release dated May 20, 2026, Skyharbour announced the commencement of drilling at the Russell Lake project. The 2026 program includes 4,000 to 5,000 meters of diamond drilling in approximately 10 to 14 holes, together with ground electromagnetic surveys. Initial drilling commenced at the South Russell target area and is expected to be followed by drilling at the Kowalchuk target area.

Salamanca

We own a 0.375% NSR royalty on the Salamanca Project located in northwestern Spain.

In a news release dated February 6, 2026, Berkeley advised that its wholly owned subsidiary, Berkeley Exploration Limited (“BEL”), has filed a Memorial of Claim at the International Centre for Settlement of Investment Disputes (“ICSID”) in Washington, D.C. in Berkeley’s ongoing international arbitration proceedings against the Kingdom of Spain (“Spain”). As announced in a news release dated May 28, 2024, BEL referred its investment dispute with Spain to arbitration at ICSID where BEL alleges that Spain’s actions against its Spanish subsidiary, Berkeley Minera España SA, and the Salamanca Project have violated multiple provisions of the Energy Charter Treaty. BEL’s Memorial of Claim has now been filed with ICSID with BEL seeking compensation in the order of US $1.25 billion (US $1,250,000,000). Spain subsequently filed a request to bifurcate the proceedings, pursuant to the ICSID Convention and Arbitration Rules and, as disclosed in a news release dated June 29, 2026, Berkeley advised that ICSID bifurcated the proceedings, which will now be conducted in two phases: first, jurisdictional objections concerning the denial of benefits; and second, merits and quantum of damages. Berkeley stated it will provide an updated procedural timetable in due course.

Slick Rock

We own a 1.0% NSR uranium royalty on the Slick Rock Project located in Colorado, USA.

In a news release dated January 29, 2025, Anfield announced the completion of the previously disclosed drill program, intended to be used in updating the Slick Rock mineral resource. The objective of Anfield’s initial drilling program was to verify the historical drilling dataset of 285 drill holes at Slick Rock which was generated by the United States Geological Survey and various subsequent operators. Anfield further stated that they intend to align the development timelines for both the Slick Rock and Velvet-Wood mines. It disclosed that its aim is to have both projects ready for production prior to the restart of the Shootaring Canyon mill, with initial feed ready for transport once the mill is ready to receive it.

In a news release dated May 4, 2026, Anfield announced the results of an updated preliminary economic assessment focused on the Shootaring Canyon mill. The study considers utilization of the Shootaring Canyon mill as a regional processing center with ore sourced from the Velvet-Wood, Slick Rock, and West Slope mine complexes in the Uravan Mineral Belt.

On June 18, 2026, Anfield filed its combined preliminary economic assessment titled, “The Shootaring Canyon Mill and Tributary Mines, Utah and Colorado, USA, Preliminary Economic Assessment” on SEDAR+. The assessment is available under Anfield’s profile at www.sedarplus.ca.

Whirlwind

We own a 2% - 4% sliding scale GVR royalty on Utah State Mining Lease ML49312. The royalty does not apply to the entire project area for the Whirlwind Project. The royalty currently applies to approximately 320 acres, or approximately 11% of the currently defined project area.

Energy Fuels stated in its Form 10-K for the fiscal year ended December 31, 2025, that they continue to prepare the Whirlwind project for expected production within one year from a “go” decision. Energy Fuels commissioned a water treatment plant on site in October 2025 and plans to dewater the existing decline and complete rehabilitation of the decline in 2026. Once the decline rehabilitation is complete, Energy Fuels will determine, based on market conditions, whether to continue development of Whirlwind in 2026, which would make it ready for production in 2027.

Overall Performance

For the year ended April 30, 2026, the Company had net income of $40.2 million compared to net loss of $4.5 million for the prior fiscal year. As of April 30, 2026, the Company had working capital (current assets less current liabilities) of $273.8 million.

Trends, events and uncertainties that are reasonably likely to have an effect on the business of the Company include developments in the global and American uranium markets, demand for nuclear energy, including as a result of growing data center expansion, as well as general uranium market conditions and the impact of the conflict in Ukraine.

Selected Annual Information

The following sets forth selected annual financial information for the Company for the fiscal years indicated:

	April 30,
(in thousands of dollars, except per share amounts)	2026	2025	2024
Total revenue	186,952	11,276	31,209
Net income (loss)	40,249	(4,509)	13,705
Net income (loss) per share, basic	0.29	(0.04)	0.13
Net income (loss) per share, diluted	0.29	(0.04)	0.12
Dividends	—	—	—
Total assets	373,320	216,119	202,284
Total non-current liabilities	5,074	277	113

Total assets increased to $373.3 million as of April 30, 2026, from $216.1 million as of April 30, 2025. The increase was primarily the result of $52.9 million received from ATM shares sold, net cash received on trading physical uranium, and an increase in the fair value of publicly traded securities held by the Company.

Discussion of Operations

	For the year ended April 30
	2026	2025
	($ ‘000)	($ ‘000)
Sales of uranium inventory	186,807	11,213
Royalty revenue	145	63
Cost of sales of uranium inventory, excluding depletion	(129,695)	(8,657)
Selling, general and administrative	(5,289)	(4,800)
Costs related to Sweetwater Acquisition	(2,327)	—
Operating income (loss) for the year	48,319	(3,444)
Interest income	1,995	414
Gain (loss) on investments in equity securities	8,908	(1,848)
Income tax recovery (expense)	(14,391)	1,135
Net income (loss) for the year	40,249	(4,509)

Year ended April 30, 2026, compared to the year ended April 30, 2025

The Company had a net income of $40.2 million in the year ended April 30, 2026, compared to net loss of $4.5 million in the prior fiscal year. The change from a net loss to a net income was primarily attributable to higher uranium sales volumes and, to a lesser extent, a gain on disposition of short-term investments, an increase in interest income, offset by change in income tax recovery from $1.1 million to $14.4 million income tax expense in the year ended April 30, 2026.

Sales of uranium inventory increased to $186.8 million in the year ended April 30, 2026, compared to $11.2 million in the year ended April 30, 2025. The increase resulted from a higher volume of uranium sold of 2,250,000 pounds in the year ended April 30, 2026, compared to 150,000 pounds of uranium inventory sold in the prior fiscal year.

The Company had royalty revenue of $0.1 million in the years ended April 30, 2026 and 2025. The increase primarily resulted from the continued ramp-up of Langer Heinrich mine production during the current fiscal year.

Cost of sales of uranium inventory, excluding depletion, which is determined by the weighted-average method and also includes the cost necessary to make a sale, were $129.7 million in the year ended April 30, 2026, compared to $8.7 million in the prior fiscal year. The increase resulted from higher uranium sales volumes.

During the year ended April 30, 2026, the Company incurred selling, general and administrative expenses of $5.3 million, compared to $4.8 million in the prior fiscal year. The increase primarily resulted from a $0.2 million increase in stock-based compensation, $0.1 million increase in professional fees, and $0.1 million increase in salaries.

In the year ended April 30, 2026, the Company had interest income of $2.0 million resulting from the reinvestment of cash in high-interest rate savings account, compared to $0.4 million in the prior fiscal year.

During the year ended April 30, 2026, the Company recorded a gain on investments in equity securities of $8.9 million, compared to a $1.8 million loss in the prior fiscal year. The change in the current fiscal year was due to the increase in the fair value of publicly traded securities held by the Company. Short-term investments are measured at fair value with references to closing foreign exchange rates and the quoted share price in the market.

In the year ended April 30, 2026, costs related to the Sweetwater Acquisition were $2.3 million. Such fees consist primarily of legal and due diligence fees relating to the transaction.

Liquidity and Capital Resources

Balance Sheet Data

The following table sets forth selected balance sheet items for the Company as of April 30, 2026.

	As at	As at
	April 30, 2026	April 30, 2025
	($’000)	($’000)
Cash and cash equivalents	241,956	9,374
Accounts receivable	59	31
Investments in equity securities	12,382	5,179
Inventories, net	34,329	157,621
Working capital (current assets less current liabilities)	273,823	171,855
Accounts payable and accrued liabilities	2,117	700
Subscription receipts liability	42,734	—

As of April 30, 2026, the Company had cash of $242.0 million compared to $9.4 million as of April 30, 2025. The increase in cash was primarily due to proceeds from ATM Shares sold, the net cash generated in operating activities from trading physical uranium, and interest income resulting from the reinvestment of cash in high-interest rate savings account.

The Company’s investments in equity securities increased from $5.2 million as of April 30, 2025 to $12.4 million as of April 30, 2026 as a result of an increase in the fair value of publicly traded securities held by the Company.

As of April 30, 2026, the Company had uranium inventories of $34.3 million, compared to $157.6 million as of April 30, 2025. The decrease in inventories resulted primarily from net sales. Uranium inventories include the Company’s existing inventories and the Company’s entitlement to uranium production from the McArthur River mine for the Company’s royalty payments to be paid in-kind. During the year ended April 30, 2026, the Company recorded a depletion of $0.4 million on the McArthur River royalty and a corresponding increase in inventory. The Company will recognize revenue from its interest in McArthur River production when such uranium is sold.

As of April 30, 2026, the Company had working capital (current assets less current liabilities) of $273.8 million compared to $171.9 million, as at April 30, 2025.

The Company had accounts payable and accrued liabilities of $2.1 million as of April 30, 2026, compared to $0.7 million as of April 30, 2025 primarily due to liabilities relating to the Sweetwater Acquisition.

As of April 30, 2026, the Company had subscription receipts liability of $42.7 million as a result of UEC’s subscription for the Company’s subscription receipts in connection with the Sweetwater Acquisition. Each subscription receipt will be automatically converted into one share of the Company in the event all escrow release conditions set out in the subscription agreement are satisfied, including the conditions precedent to the arrangement, stock exchange and shareholder approvals.

Sources and Uses of Funds

The Company has not generated any sustained profits from operations and the major sources of financing to date have been the prior issuance by way of sales of Common Shares, sales of short-term investments and uranium inventories, and the prior margin loan facility. The Company’s ability to meet its obligations and finance acquisition activities depends on its ability to generate cash flow from selling its inventories and/or through the issuance of securities of the Company pursuant to equity financings and short-term or long-term loans. Capital markets may not be receptive to offerings of new equity from treasury or debt, whether by way of private or public offerings. The Company’s growth and success is dependent on external sources of financing which may not be available on acceptable terms, or at all.

The Company believes that its financial resources will be adequate to cover anticipated expenditures for general and administrative costs, contractual obligations and capital expenditures for at least twelve months following the date hereof. The Company’s current financial resources are also available to fund acquisitions of additional interests. The Company’s long-term capital requirements are primarily affected by its ongoing acquisition activities. The Company currently has, and generally at any time, may have acquisition opportunities in various stages of active review. In the event of one or more substantial royalty or other acquisitions, the Company may seek additional debt or equity financing as necessary.

Recent Liquidity and Capital Resource Developments

Share Issuances

In connection with the Arrangement, on the Effective Date, we issued:

●	223,252,749 shares of common stock (at a deemed value of $3.64 per share) as partial consideration to the Sweetwater Investors for their contribution of the Sweetwater Interests;

●	153,957,874 shares of common stock to shareholders of Uranium Royalty Corp. (Canada), or the Trustee on behalf of such holders, in a one-for-one exchange pursuant to the Plan of Arrangement and in accordance with the Arrangement Agreement;

●	one share of Class A preferred stock to an affiliated entity of Orion pursuant to the Arrangement Agreement;

●	one share of Class B preferred stock to HRG pursuant to the Arrangement Agreement;

●	one special voting share in the capital of the Company to the Trustee, to be held by the Trustee for the benefit of the holders of Exchangeable Shares pursuant to the Voting and Exchange Trust Agreement; and

●	Replacement options exercisable in the aggregate for 1,538,150 shares of common stock to holders of common share purchase options of Uranium Royalty Corp. (Canada) pursuant to the Plan of Arrangement and in accordance with the Arrangement Agreement, and paid $330 million in cash as partial consideration to the Sweetwater Investors for their contribution of the Sweetwater Interests.

Preferred Share Redemption

Pursuant to the Arrangement Agreement, as part of a pre-closing reorganization, the Sweetwater Investors contributed the Sweetwater Interests to the Company (the “Contribution”). In connection with the Contribution, in addition to shares of common stock, the Company issued one share of Class A preferred stock (the “Class A Preferred Share”) to an affiliated entity of Orion and one share of Class B preferred stock(the “Class B Preferred Share”) to HRG(together, the “Preferred Shares”).

The Preferred Shares are mandatorily redeemable for cash and the aggregate cash redemption amount (the “Redemption Purchase Price”) was determined by reference to the following components:

●	the principal amount of certain intercompany loans advanced by the Company in connection with the Arrangement (the “Intercompany Loan”); and

●	the portion of the Sweetwater Entities’ cash distributable to the Sweetwater Investors in connection with the Arrangement.

Pursuant to the Arrangement Agreement, an affiliated entity of Orion, as the holder of the Class A Preferred Share, received a portion of the Redemption Purchase Price equal to $240,326,087, and HRG, as the holder of the Class B Preferred Share, received a portion of the Redemption Purchase Price equal to $89,673,913, in each case reduced by the portion of the Aggie Consideration received by Orion or HRG, respectively, in the Arrangement. Thereafter, any remaining portion of the Redemption Purchase Price was distributed 72.83% to the holder of the Class A Preferred Share and 27.17% to the holder of the Class B Preferred Share. As a result of this mechanism, cash paid to Orion and HRG as Aggie Consideration reduced, on a dollar-for-dollar basis, the corresponding first-priority amounts otherwise payable in respect of the Class A Preferred Share and the Class B Preferred Share.

The foregoing description of the Preferred Shares and their redemption is qualified in its entirety by reference to the Arrangement Agreement, including the Plan of Arrangement and related schedules, which is filed as an exhibit to this Annual Report.

Credit Facility

On July 27, 2026, we entered into the Credit Agreement with, among others, the Agent and the Lenders to provide for the Facility in a committed principal amount of up to $50.0 million. The Facility is available for general corporate purposes, including permitted acquisitions and permitted investments, and includes the Accordion Facility, which permits incremental commitments of up to an additional $25.0 million, subject to the satisfaction of certain conditions.

See “Item 1. Business – Description of Certain Indebtedness – Credit Facility” for additional information regarding our Facility.

Summary of Cash Flows

	For the year ended April 30,
	2026	2025
	($ ‘000)	($ ‘000)
Cash generated from (used in) operating activities	178,456	(15,059)
Cash generated from (used in) investing activities	798	(8,594)
Cash generated from financing activities	93,696	18,446
Effect of exchange rate changes on cash	(367)	(733)
Cash, cash equivalents, and restricted cash beginning of period	9,454	15,394
Cash, cash equivalents, and restricted cash end of period	282,037	9,454

Operating Activities

Net cash generated in operating activities during the year ended April 30, 2026 was $178.5 million compared to $15.1 million cash used in operating activities for fiscal year 2025. The increase was primarily the result of net cash received from trading physical uranium. During the year ended April 30, 2026, the Company sold 2,250,000 pounds of U3O8, offset by the purchase of 100,000 pounds of U3O8, compared to the sale of 150,000 pounds of U3O8, offset by the purchase of 350,000 pounds of U3O8 in fiscal year 2025.

Investing Activities

Net cash generated in investing activities during the year ended April 30, 2026 was approximately $0.8 million, compared to $8.6 million cash used in investing activities in the prior fiscal year. During the year ended April 30, 2026, the Company acquired 1,456,028 units in the public offering launched by Sprott Physical Uranium Trust for $25.0 million and received net proceeds of $26.6 million from the disposal of the same investment. In addition, the Company purchased the Aberdeen royalty for $0.8 million. During the year ended April 30, 2025, the Company purchased royalties on the Millennium and Cree Extension projects, a royalty on the Salamanca project and an additional royalty interest in the Churchrock project for an aggregate acquisition cost of $8.4 million.

Financing Activities

Net cash generated from financing activities during the year ended April 30, 2026 was $93.7 million, compared to $18.4 million in the prior fiscal year. During the year ended April 30, 2026, the Company received net proceeds of $52.9 million from ATM shares sold and $40.0 million in escrowed cash related to the UEC subscription receipts. During the year ended April 30, 2025, the Company received proceeds of $18.8 million from the exercise of common share purchase warrants and options, offset by the net payment of $0.3 million to extinguish a physical uranium sale and repurchase arrangement.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Credit Facilities and Debt Covenants

For a description of such indebtedness, see Item 1. “Business – Description of Certain Indebtedness”.

Critical Accounting Estimates and Judgments

The preparation of our financial statements in conformity with U.S. GAAP requires management to make judgments and estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of income and expenses during the year. On an ongoing basis, management evaluates its judgments and estimates in relation to assets, liabilities, income and expenses. Management uses historical experience and various other factors that it believes to be reasonable under the given circumstances as the basis for its judgments and estimates. Actual outcomes may differ from these estimates under different assumptions and conditions.

Information about judgments made in applying accounting policies that have the most significant effects on the amounts recognized in the financial statements is as follows:

●	The Company’s business is the acquisition of royalties. Each royalty has its own unique terms and judgment is required to assess the appropriate accounting treatment. The assessment of whether an acquisition meets the definition of a business or whether assets are acquired is an area of judgment. In evaluating whether a transaction is a business combination management must consider if the acquired assets or entities encompass an integrated set of activities and assets that is capable of being conducted and managed for the purpose of generating income. Additionally, an optional asset concentration test may be applied. If deemed to be a business combination, applying the acquisition method to business combinations requires each identifiable asset and liability to be measured at its acquisition date fair value. The excess, if any, of the fair value of the consideration over the fair value of the net identifiable assets acquired is recognized as goodwill.

●	The assessment of impairment of royalty and other interests requires the use of judgments, assumptions and estimates when assessing whether there are any indicators that could give rise to the requirement to conduct a formal impairment test as well as in the assessment of fair values. When assessing whether there are indicators of impairment, management uses its judgment in evaluating the indicators, including but not limited to whether further exploration or evaluation expenditure in the area is planned or budgeted, whether commercially viable deposits have been discovered or if sufficient work has been performed to indicate that the carrying amount of the asset will not be fully recovered, whether there are observable indications that the asset’s value has declined during the period, significant declines in future commodity prices, significant increases in market interest rates, significant adverse changes in foreign exchange rates and taxes, and operator reserve and resource estimates or other relevant information received from the operators that indicates production from royalty interests will not likely occur or may be significantly reduced in the future. In addition, the Company may use other approaches in determining fair value which may include estimates related to (i) dollar value per unit of mineral reserve/resource; (ii) cash-flow multiples; (iii) comparable transactions and (iv) market capitalization of comparable companies. Changes in any of the estimates used in determining the fair value of the royalty and other interests could impact the impairment analysis.

Information about significant sources of estimation uncertainty are described below.

The Company estimates the attributable reserves and resources relating to the mineral properties underlying the royalties that are held by the Company. Reserves and resources are estimates of the amount of minerals that can be economically and legally extracted from the mining properties at which the Company has royalty interests, adjusted where applicable to reflect the Company’s percentage entitlement to minerals produced from such mines. The public disclosures of reserves and resources that are released by the operators of the interests involve assessments of geological and geophysical studies and economic data and the reliance on a number of assumptions, including commodity prices and production costs. The estimates of reserves and resources may change based on additional knowledge gained subsequent to the initial assessment. Changes in the reserve or resource estimates may impact the carrying value of the Company’s royalty interests.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07 Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures which expands annual and interim disclosure requirements for reportable segments, primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 was adopted for our annual period ended April 30, 2026.

Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU expands public entities’ income tax disclosures by requiring disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. As an emerging growth company (EGC), this ASU will be effective for our fiscal years ending April 30, 2027, which is one year later than for non-EGC companies. The guidance may be applied on a prospective basis, with the option to apply the standard retrospectively. Early adoption is permitted. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income (Topic 220): Expense Disaggregation Disclosures, which includes amendments requiring disclosure of certain specific costs and expenses included in relevant expense captions on the face of the income statement. Specific costs and expenses required to be disclosed include purchases of inventory, employee compensation, depreciation, and intangible asset amortization. In addition, a qualitative description of other items is required, representing the difference between the relevant expense caption and the separately disclosed specific costs. This ASU is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, and may be applied either prospectively or retrospectively at the option of the Company. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and disclosures.

In December 2025, the FASB issued ASU 2025-12, Codification Improvements. This ASU includes amendments to several Topics, including clarification of the calculation of diluted earnings per share when a loss from continuing operations exists. The guidance is effective for annual periods beginning after December 15, 2026 and interim reporting periods within those annual reporting periods. Early adoption is permitted. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and disclosures.

In May 2026, the FASB issued ASU 2026-02, Accounting for Environmental Credit Programs. The amendments in this update provide guidance on the recognition, measurement, presentation, and disclosure of environmental credits and obligations associated with environmental credit programs, including renewable energy credits, carbon credits, and similar instruments. The guidance is intended to improve consistency in the accounting for environmental credit programs across entities and industries. The amendments in ASU 2026-02 are effective for fiscal years beginning after December 15, 2027, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact that adoption of ASU 2026-02 will have on its consolidated financial statements and related disclosures.